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                                  EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 20, 1999, except for Note 12, which is as of August 24, 1999, relating to the financial statements, which appears in the 1999 Annual Report to Stockholders of Puma Technology, Inc., which is incorporated by reference in Puma Technology, Inc.'s Annual Report on Form 10-K for the year ended July 31, 1999. We also consent to the incorporation by reference of our report dated August 20, 1999, except for Note 12, which is as of August 24, 1999, relating to the financial statement schedules, which appears in such Annual Report on Form 10-K.

PRICEWATERHOUSECOOPERS LLP

/s/ PricewaterhouseCoopers LLP

San Jose, California
February 24, 2000